Exhibit 99.1

CONTACT:	Corporate Communications
404-715-2554, media@delta.com

Delta Board of Directors Welcomes Maria Black and Willie Chiang as Newest Members

ATLANTA, April 26, 2024 – Delta Air Lines’ (NYSE:DAL) board of directors today announced Maria Black and Willie CW Chiang as its newest members.

Ms. Black is the President and Chief Executive Officer of Automatic Data Processing, Inc. (NASDAQ:ADP), a leading global technology company providing human capital management (HCM) solutions. Mr. Chiang is the Chairman and Chief Executive Officer of Plains All American Pipeline, L.P. (NASDAQ:PAA), and its general partner holding company Plains GP Holdings, L.P. (NASDAQ:PAGP). PAA is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil, natural gas liquids and natural gas.

“We are very excited to welcome both Maria and Willie to the Delta board of directors,” said David Taylor, Delta’s non-executive Chair of the Board. “Maria brings substantial global leadership in the technology and human capital management industry. Willie has extensive experience in the energy industry. Both of them will contribute valuable expertise to our work, enhancing the depth and range of Delta’s already strong, independent and diverse board of directors.”

Prior to becoming President and Chief Executive Officer of ADP in January 2023, Ms. Black served as President of the company from January 2022 to January 2023. She has held various positions of increasing responsibility across the entirety of ADP’s global portfolio since joining the company in 1996, including as President, Worldwide Sales and Marketing from 2020 to 2022, President, Small Business Solutions and Human Resources Outsourcing from 2017 to 2020 and President, ADP TotalSource from 2014 to 2016. She currently serves on the Board of Directors of ADP. Ms. Black holds a bachelor of arts degree in political science and international affairs from the University of Colorado, Boulder.

In addition to serving as Chief Executive Officer of PAA and PAGP since October 2018, Mr. Chiang has served as Chairman since January 2020 and as a director of PAA and PAGP since February 2017. He previously served as Executive Vice President and Chief Operating Officer of PAA and PAGP from January 2018 until October 2018 and as Executive Vice President and Chief Operating Officer for the company’s U.S. operating and commercial activities from August 2015 through December 2017. He joined PAA and PAGP in 2015 from Occidental Petroleum Corporation, where he served as Executive Vice President, Operations from 2012 until 2015. From 1996 until 2012, he served in various positions at ConocoPhillips and predecessors. Mr. Chiang started his career in refining with Chevron in 1981. He holds a bachelor’s degree in mechanical engineering from the South Dakota School of Mines and Technology and completed the Advanced Management Program at the University of Pennsylvania's Wharton School of Business.

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